Exhibit 10.10

REFORMATION INC.

2026 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

GRANT NOTICE

This Grant Notice and Award Terms and Conditions (including any attachments hereto, as applicable) (collectively, this “Agreement”), dated as of the grant date set forth below (the “Grant Date”), is made by and between Reformation Inc., a Delaware corporation (the “Company”), and the employee named below (the “Participant”). Any capitalized term that is used but not defined in this Agreement shall have the meaning ascribed to such term in the Reformation Inc. 2026 Omnibus Incentive Plan, as may be amended and/or restated from time to time (the “Plan”).

Name of Participant:	Hali Borenstein
Grant Date:
Target Number of PSUs:
Performance Period:	Beginning on the Grant Date and ending on the fifth anniversary of the Grant Date
Performance Criteria	As set forth in Appendix A

The Participant agrees to all of the terms and conditions of this Agreement and in the Plan as evidenced by the Participant’s acknowledgement of this award in the Company’s third party stock plan administrator’s system.

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AWARD TERMS AND CONDITIONS

1.            Grant of Performance-Based Restricted Stock Units. The Company hereby grants to the Participant the target number of performance-based restricted stock units (the “PSUs”) set forth above, upon the terms and subject to the conditions set forth in this Agreement and the Plan, a copy of which is being delivered to the Participant concurrently herewith and is made a part hereof as if fully set forth herein. The target number of PSUs set forth above assumes achievement of the performance-vesting conditions set forth in Appendix A (the “Performance Criteria”) during the Performance Period (as described above) at the target performance level (the “Target PSUs”). The actual number of PSUs eligible to vest under this Agreement may be greater or less than the number of Target PSUs, subject to the actual level of achievement of the Performance Criteria, as certified by the Administrator. Each PSU represents the right of the Participant to receive one (1) share of Common Stock in accordance with, and subject to, the terms of this Agreement and the Plan.

2.            Vesting. Except as expressly provided in this Agreement, the PSUs shall vest in accordance with the vesting schedule set forth in Appendix A (each such vesting date, a “Vesting Date”), subject to (a) the Participant’s continued employment with the Company or an Affiliate through the applicable Vesting Date and the other provisions of this Agreement and the Plan and (b) the applicable level of achievement of the Performance Criteria in accordance with the terms and conditions set forth in Appendix A.

3.            Termination.

3.1            Termination Generally. Except as otherwise set forth in this Agreement or any other agreement or arrangement with the Company, if the Participant’s employment or service with the Company or its Subsidiaries terminates for any reason prior to the final Vesting Date, then all rights of the Participant with respect to PSUs that have not vested shall immediately terminate and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such unvested PSUs.

3.2            Qualifying Termination. If the Participant’s employment or service with the Company or its Subsidiaries terminates due to death or Disability, by the Company other than for Cause or by the Participant with Good Reason (as defined in the Company’s Change in Control and Severance Policy) before the occurrence of a Change in Control, then (i) the Participant shall vest on the date of such termination (without regard to any continued employment requirements) in a number of PSUs, if any, that are deemed earned based on the achievement of the Performance Criteria on the date of termination, less any previously vested PSUs, and such number of vested PSUs shall be settled in accordance with Section 4 and (ii) any remaining unvested PSUs shall remain outstanding for six (6) months following the date of such termination solely for the purpose of determining whether a Change in Control occurs during such six (6) month period, and if a Change in Control does occur during such six (6) month period, such unvested PSUs shall be subject to vesting on the date of a Change in Control based on the Change in Control Price. Such vesting shall be subject to the Participant signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release”). Any PSUs that do not vest as described in the foregoing as of the date of such termination will be immediately forfeited.

3.3            Change in Control. If the Participant’s employment or service with the Company or its Subsidiaries terminates due to death or Disability or by the Company other than for Cause or by the Participant with Good Reason, in each case, within the twelve months following a Change in Control and before the second anniversary of the Grant Date, then the Participant shall vest on the date of such termination (without regard to any continued employment requirements) in the number of PSUs that were conditionally earned as of the date of the Change in Control, and such number of vested PSUs shall be settled in accordance with Section 4. Such vesting shall be subject to the Participant signing and not revoking the Release.

4.            Settlement. Within sixty (60) days following the applicable Vesting Date, satisfaction of which includes any certification by the Administrator required pursuant to this Agreement, the Company will, in settlement of each PSU that is vested and outstanding as of the applicable Vesting Date, issue to the Participant one (1) share of Common Stock. Notwithstanding the foregoing, if the Company is in a closed trading window for the duration of such sixty (60) day period, settlement may be delayed by the Company until the earlier of (i) the date that the Company is in an open trading window or (ii) March 15 of the year following the year in which the applicable Vesting Date occurs (or such other date as does not result in accelerated taxation or tax penalties under Section 409A of the Code).

5.            Rights as a Stockholder. The Participant will not be deemed for any purpose to be the owner of, or to have any rights of a holder of, any Common Stock underlying any PSUs granted hereunder unless and until (a) the PSUs are settled in the form of shares of Common Stock in accordance with the terms of this Agreement and the Participant pays any tax withholding due, (b) the Company has issued and delivered the shares of Common Stock (whether or not certificated) to the Participant, and (c) the Participant’s name, or the name of the Participant’s broker or other nominee, has been entered as a holder of record on the books of the Company. Upon the occurrence of all of the foregoing events, the Participant will have full ownership rights with respect to any such shares of Common Stock.

6.            Withholding. The Company shall be entitled to take such action as the Company deems necessary or appropriate to satisfy all such obligations for the payment of the applicable tax obligations with respect to any PSUs, including by requiring a cash payment, authorizing any cashless exercise procedure, or withholding from the number of Shares that would otherwise be issued upon settlement of the PSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.

7.            No Sale or Transfer. The Participant shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the PSUs or any portion thereof other than to the extent permitted by Section 18 of the Plan; provided, that the Participant may transfer vested PSUs to an estate planning vehicle by providing notice to the Company and executing such documents as are reasonably required by the Company with respect to such transfer.

8.            Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it.

9.            Restrictions on Common Stock. The Company may impose such restrictions on any Common Stock issued in respect of this Agreement as are required by applicable law, this Agreement, any applicable underwriting arrangements, or any Company policies that apply to similarly situated executives, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Common Stock are then listed or traded and restrictions under any “blue sky” or state securities laws applicable to such Common Stock.

10.          Other Agreements Superseded. The Plan and this Agreement constitute the entire understanding, oral and written, between the parties hereto with respect to the subject matter hereof regarding the PSUs. Any prior agreements, commitments or negotiations concerning the PSUs are superseded, including, without limitation, any commitments to grant PSUs or cash in lieu thereof in any offer letter or employment or other service agreement by and between the Participant and an Affiliate or Subsidiary of the Company.

11.            General.

11.1          Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses, and subclauses of this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein,” and similar terms refer to this Agreement as a whole (including the exhibits, schedules, and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion will not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” will not be limiting and will be regarded as references to non-exclusive and non-characterizing illustrations.

11.2        Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned (a) by the Participant without the prior written consent of the Company or (b) by the Company without the prior written consent of the Participant other than to a successor to all or substantially all of the assets of the Company or by reason of operation of law.

11.3         Governing Law. Except as to matters of U.S. federal law, this Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

11.4         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.5         Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement will not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy hereunder, or otherwise available in respect hereof at law or in equity, will operate as a waiver thereof, nor will any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

11.6         Right of Offset. The Company has the right to offset against its obligation to deliver Common Stock under this Agreement, any undisputed outstanding amounts (including, without limitation, travel and entertainment, advance account balances, loans, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other programs) that the Participant then owes to the Company, provided that the Participant is first offered the opportunity to pay cash for such outstanding amounts.

11.7         Counterparts. This Agreement may be accepted or executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts will be construed together and will constitute one and the same instrument.

11.8         No Right to Continued Employment. This Agreement will not confer upon the Participant any right with respect to continued employment or a continued business relationship with the Company or any Affiliate thereof, nor will it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment of such Participant at any time (without limiting the terms and conditions of any agreement to which the Participant may be party or plan or arrangement under which the Participant may be covered with the Company or any of its Affiliates).

11.9         Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time. The Participant hereby acknowledges that the Participant has reviewed each of this Agreement and the Plan and understands the Participant’s rights and obligations thereunder. The Participant also acknowledges that the Participant has been provided with such information concerning the Company and this Agreement as the Participant and the Participant’s advisors have requested.

11.10        Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or to the extent subject thereto, comply with Section 409A of the Code and any regulations or guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent that any PSUs (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) constitute “deferred compensation” under Section 409A of the Code and are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such PSUs (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

12.            Clawback/Recoupment. The PSUs and any shares of Common Stock issued or cash paid in respect thereof shall be subject to any clawback or recoupment policy adopted by the Company from time to time and any applicable law, government regulation or stock exchange listing requirement mandating recovery of compensation.

13.            Electronic Delivery. By the Participant’s acceptance hereof (whether written, electronic, or otherwise), the Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents that the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with the PSUs granted hereunder (including the Plan, this Agreement, any account statements, or other communications or information and any other information required to be delivered to the Participant pursuant to applicable securities laws regarding the Company and the Subsidiaries and the PSUs) whether via the Company’s intranet or the internet site of such third party administrator or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan which the Company may designate.

14.            Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described herein. The Company and its Affiliates hold and may process certain personal information about the Participant, including the Participant’s name, home address, email address, telephone number, date of birth, social security or other identification number, salary, nationality, job title and details of all Awards granted, cancelled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan and this Agreement. The Participant understands that providing the Company with the Participant’s personal information is necessary for the performance of this Agreement and that the Participant’s refusal to provide such information may affect the Participant’s ability to participate in the Plan. The Company may transfer personal data to third parties assisting in the implementation, administration and management of the Plan, including any transfer to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan.

APPENDIX A

PERFORMANCE CRITERIA

1.	Performance Criteria.

The number of PSUs, if any, for which the Performance Criteria shall be deemed to have been achieved will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date based on the highest Absolute Stock Price achieved during such fiscal quarter (or, if earlier, on the date of the Participant’s termination of service in accordance with Section 3) and (ii) immediately following the last day of the Performance Period based on the Absolute Stock Price achieved as of the end of the Performance Period or, (iii) if earlier, on the date of a Change in Control based on the per share value of a share of Common Stock as of the consummation of such Change in Control, as set forth in the applicable transaction document or as otherwise determined by the Board in good faith if not set forth therein (as applicable, the “Change in Control Price”) (each such fiscal quarter end date together with the final Vesting Date or date of a Change in Control, a “Measurement Date”), shall be equal to the product obtained by multiplying (x) the Target Number of PSUs Granted (as set forth in the Grant Notice) by (y) the applicable payout percentage (as set forth in the following table, without any interpolation between performance hurdles), rounded down to the nearest whole Share less any previously vested PSUs. Any PSUs that are not earned at the end of the Performance Period or upon the occurrence of a Change in Control will be immediately forfeited.

Multiple of IPO Price	Payout % of Target
<1.75x	0%
1.75x	25%
2.00x	50%
2.25x	75%
2.50x	100%
2.75x	150%
≥3.00x	200%

If the Absolute Stock Price equals or exceeds any of the applicable Multiple of IPO Price targets following the Measurement Date, but prior to the second anniversary of the Grant Date, then the corresponding PSUs shall be treated as conditionally earned PSUs and shall be subject only to the continued service conditions until the second anniversary of the Grant Date regardless of any subsequent decrease in the Company’s stock price. If the Absolute Stock Price equals or exceeds any of the applicable Multiple of IPO Price targets on or after the second anniversary of the Grant Date, then the corresponding PSUs shall be deemed vested in full as of such Measurement Date (the second anniversary of the Grant Date and each such Measurement Date following the second anniversary of the Grant Date, a “Vesting Date”).

2.	Definitions.

For purposes of this Appendix A and the Agreement, the following terms have the following meanings:

a.	“Absolute Stock Price” means the daily volume weighted average of actual trading prices of the Company’s Common Stock on the applicable trading market for the sixty (60) consecutive trading days immediately preceding the prior day.

b.	“IPO Price” means the initial price of the Company’s Common Stock to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission for the initial public offering of the Company’s Common Stock.

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